SUBSCRIPTION AGREEMENT AND INVESTMENT LETTER

FOR

TRANSPACIFIC INTERNATIONAL GROUP CORP.





Dear Mr. Schonfeld:

     This will acknowledge that the undersigned hereby subscribes to
purchase         shares of the Common Stock, par value $.0001 per share, of
TRANSPACIFIC INTERNATIONAL GROUP CORP. a corporation formed under the laws of Nevada (the "Company"), at $.2578 per share, for an aggregate purchase price
of $      .  The undersigned acknowledges that these shares have not been and are not being registered under the Securities Act of 1933, as amended, and that the certificates received by the undersigned will bear a legend indicating that transfer of these shares is restricted by reason of the fact that the said shares have not been so registered.

     The undersigned represents that he/she is acquiring these shares for his own account, for investment purposes only and not with a view of resale or other distribution thereof, nor with the intention of selling, transferring or otherwise disposing of all or any part of such shares for any particular price, or at any particular time, or upon happening of any particular event or circumstance, except selling, transferring, or disposing of said shares made upon full compliance with all applicable provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934, and the Rules and Regulations promulgated by the Securities and Exchange Commission thereunder; and that such shares must be held indefinitely unless they are subsequently registered under the Securities Act of 1933 or an exemption from such registration is available, and that any routine sales of securities made in reliance upon Rule 144 can be made only in limited amounts in accordance with the terms and conditions of that Rule.

     The undersigned also acknowledges that he/she has received the following information in connection with his purchase of the aforementioned shares of Common Stock of the Company, and that no other representations, statements or inducements were made to cause him to purchase these shares;

     1. The Company was duly organized under the laws of the State of Nevada. The Company has authorized twenty million (20,000,000) shares of Common Stock at $.0001 par value.
     2. The Company is a developmental company with limited activities and which has no significant assets or liabilities at this time. The Company intends to raise approximately $25,000 through these Subscription Agreements. An additional $18,000 will be raised in a public or private offering to take place in the immediate future.

     3. TRANSPACIFIC INTERNATIONAL GROUP CORP. is a blank check company which plans to look for a suitable business to merge with or acquire.
     4. Because the Company is a newly organized company and has no significant assets therefore, the Company cannot give any assurance that it will be successful, and investors stand a substantial risk of losing their entire investment.

     5. There is no finder in connection with this transaction, and no commissions are to be paid to any individual or entity in connection with this transaction.

     6. The purchase price of the shares being purchased hereby has been arbitrarily determined and bears no relationship to the assets or book value of the Company, or other customary investment criteria. There is no present market for the Common Stock of the Company, and there is no assurance that a trading market for the shares will ever develop. Moreover, even if a trading market for the Common Stock develops, there is no assurance that such trading market will be maintained.

     7. None of the securities of the Company to be purchased hereunder have been registered with any state regulatory or securities agency or bureau, nor has any regulatory agency passed upon the merits of the Common Stock of the Company or the accuracy of the information contained herein.

     8. The Company intends to use the proceeds of this offering primarily to fund a public offering and such funds will be used to obtain and formalize all documentation and agreements in preparing said offering.

     9. The undersigned has been apprised of the fact that the Company has not registered to do business in the State of New York, nor in any state other than Nevada and has no assurance that they will register to do business in any state in the future.


     10. In connection with the purchase of these shares of the Company's Common Stock, the undersigned also acknowledges that:

          (a) I have not received any general solicitation of general advertising regarding the purchase of these shares;

          (b) I have sufficient knowledge and experience of financial and business matters so that I am able to evaluate the merits and risks of purchasing the Company's Common Stock, and I have had substantial experience in previous private and public purchases of securities;

          (c) I have adequate means to provide for my personal needs, and possess the ability to bear the economic risk of holding the Common Stock purchased hereunder indefinitely, and can afford a complete loss on the purchase of these securities;

          (d) During the transaction and prior to purchase, I have read this investment letter and have full opportunity to ask questions of and receive answers from the Company and its founders and officers, and to receive such information contained herein or any additional information requested. I do not desire to receive any further information; and

          (e) I understand the meaning of the first two paragraphs of this Investment Letter, and that a restrictive legend will be placed on the certificates representing the shares purchased hereunder, and that instructions will be placed with the Transfer Agent for the Common Stock prohibiting the transfer of my shares purchased hereunder absent full compliance with the Securities Act of 1933 and the Securities Exchange Act of 1934.



CALIFORNIA RESIDENTS

     THE COMPANY DOES NOT DO BUSINESS IN, AND DOES NOT DO BUSINESS WITH ANY PERSON OR GROUP LOCATED IN, SOUTH AFRICA. THIS INFORMATION IS ONLY ACCURATE AS OF THE DATE HEREOF AND PROSPECTIVE PURCHASERS MAY CONTACT THE SECRETARY OF STATE OF THE STATE OF CALIFORNIA FOR UPDATED INFORMATION AT: SOUTH AFRICA BUSINESS NOTICE, OFFICE OF THE SECRETARY OF STATE, 1230 J STREET, ROOM 100, SACRAMENTO, CALIFORNIA 95814, TELEPHONE NUMBER (916) 326-6427.


NEW YORK RESIDENTS

     THE ATTORNEY GENERAL OF THE STATE OF NEW YORK DOES NOT PASS UPON OR ENDORSE THE MERITS OF ANY PRIVATE OFFERING. NO OFFERING DOCUMENT HAS BEEN FILED WITH OR OTHERWISE APPROVED BY THE DEPARTMENT OF SECURITIES OR THE DEPARTMENT OF LAW AND PUBLIC SAFETY OF THE STATE OF NEW YORK. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.


NEW JERSEY RESIDENTS

     THE ATTORNEY GENERAL OF THE STATE OF NEW JERSEY DOES NOT PASS UPON OR ENDORSE THE MERITS OF ANY PRIVATE OFFERING. NO OFFERING DOCUMENT HAS BEEN FILED WITH OR OTHERWISE APPROVED BY THE DEPARTMENT OF SECURITIES OR THE DEPARTMENT OF LAW AND PUBLIC SAFETY OF THE STATE OF NEW JERSEY. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

          I hereby subscribe to the shares set forth on page one (1) of this Subscription Agreement and Investment Letter, and am tendering herewith my check for the full amount of my subscription, made payable to the Company.




          $               shares


Dated:

                                         AGREED AND ACKNOWLEDGED

    Name



    Address



     Phone Number



    Soc. Sec. Number